EXHIBIT 99.1

BOOKING HOLDINGS WITHDRAWS FIRST QUARTER 2020 FINANCIAL GUIDANCE DUE TO WORSENING IMPACT OF COVID-19

NORWALK, Conn., March 9, 2020 - Booking Holdings Inc. (NASDAQ: BKNG) announced today that it is withdrawing its previously announced first quarter 2020 financial guidance as a result of the worsening impact of the COVID-19 outbreak on travel demand.

Glenn D. Fogel, President and Chief Executive Officer of Booking Holdings, said, “As we explained when we provided first quarter 2020 guidance during our fourth quarter earnings announcement on February 26, 2020, the circumstances of the COVID-19 outbreak are changing rapidly and our guidance was based on the information we had at the time. As the situation has worsened and the negative impact on travel demand has increased since we provided guidance, in particular more broadly across Europe and in North America, we have decided to withdraw that guidance. Given the rapidly evolving situation, we are unable at this time to reliably quantify the impact of the COVID-19 outbreak on our future financial results. We plan to provide more information during our first quarter earnings call based on the information we have available at that time.”
Mr. Fogel continued, “While the full impact and duration of the COVID-19 outbreak is unknown at this time, we have been through travel disruptions in the past and expect that this disruption will ultimately be temporary. We believe the company has a strong operating model and solid balance sheet, which will enable us to weather this disruption. We remain confident in our long-term prospects and strategy, and we will continue to manage the company in a measured way to build value for the long term. In the meantime, we will continue to monitor the situation and support our customers, partners and employees during this difficult time. Our thoughts remain with the people impacted by this outbreak.”
Forward-Looking Statements
This press release contains forward-looking statements.  These forward-looking statements reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including the Risk Factors identified in our most recently filed annual report on Form 10-K; therefore, our actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to customers and partners in over 230 countries and territories through six primary consumer-facing brands - Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit Bookingholdings.com.